Exhibit 99.1

For Release at 6:00 Am Central Time (7:00 Am Eastern Time)

NOVAMED REPORTS A 14% INCREASE IN EARNINGS PER DILUTED SHARE FROM CONTINUING OPERATIONS FOR THE THIRD QUARTER AND YEAR-TO-DATE CASH FLOW FROM OPERATIONS OF $19.2 MILLION OR $0.83 PER DILUTED SHARE

CHICAGO, IL (October 29, 2009) – NovaMed, Inc. (Nasdaq: NOVA), a leading operator of ambulatory surgery centers in partnership with physicians, today announced results for the third quarter ended September 30, 2009.  Total net revenue grew to $38,768,000, up 8% from $36,050,000 in the prior year third quarter.

Net income from continuing operations attributable to NovaMed in the third quarter of 2009 increased 4% to $1,862,000 from $1,798,000 in the prior year third quarter.  Diluted earnings from continuing operations per common share attributable to NovaMed increased 14% to $0.08 in the third quarter of 2009 from $0.07 in the third quarter of 2008.  Net cash provided by operations increased 15% to $7,133,000, or $0.30 per diluted share, in the third quarter of 2009 from $6,196,000, or $0.25 per diluted share, in the prior year third quarter.  Interest expense in the third quarter of 2009 included non-cash, imputed interest of $1,075,000, or $0.03 per diluted share, recorded in accordance with NovaMed’s adoption of Accounting Standards Codification (“ASC”) 470-20 (formerly FASB Staff Position APB 14-1).  Third quarter 2008 results have been recast to include imputed interest of $985,000, or $0.02 per diluted share.  Same-facility revenue declined 1% in the third quarter of 2009.

“We are pleased with our third quarter results,” commented Thomas S. Hall, Chairman, President and Chief Executive Officer of NovaMed, Inc.  “Although the economy continues to present us with challenges, we are encouraged by the improvement in same-facility revenue growth over the prior two quarters.  Keep in mind that our second quarter is generally our strongest quarter.  Our strong cash flow from operations of $7.1 million was 3.8 times net income from continuing operations attributable to NovaMed.  With capital expenditures of just over $700,000 in the quarter, our free cash flow was over $6.4 million which continued to allow us to deleverage our balance sheet in the third quarter.”

Highlights of third quarter continuing operations include:

•	Earnings per diluted share from continuing operations increased 14% to $0.08
•	Cash flow from operations increased 15% to $7,133,000
•	Total net revenue increased 8% to $38,768,000

•	EBITDA increased 9% to $7,217,000
•	Diluted shares outstanding decreased 7% to 23,409,000

For the nine months ended September 30, 2009, total net revenue grew to $116,634,000, up 11% from $105,043,000 for the first nine months last year, despite a 2% decline in same-facility net revenue.  Net income from continuing operations attributable to NovaMed increased 10% to $5,713,000 in the first nine months of 2009 compared to $5,177,000 in the first nine months of 2008.  Diluted earnings from continuing operations per common share attributable to NovaMed increased 19% to $0.25 in the first nine months of 2009 from $0.21 in the first nine months of 2008.  Net cash provided by operations increased 13% to $19,225,000, or $0.83 per diluted share, in the first nine months of 2009 from $16,998,000, or $0.68 per diluted share, in the first nine months of 2008.  Interest expense in the first nine months of 2009 included non-cash, imputed interest of $3,125,000, or $0.08 per diluted share, recorded in accordance with NovaMed’s adoption of ASC 470-20.  The results for the first nine months of 2008 have been recast to include imputed interest of $2,861,000, or $0.07 per diluted share.

“As we announced on September 1, 2009, we completed the amendment to our credit agreement which provides us with an $80 million senior secured credit facility with reasonable terms in light of today’s credit markets,” added Mr. Hall.  “At the end of the third quarter we had $44 million borrowed under this credit facility.  With $19.2 million in cash flow from operations for the first nine months of 2009 and capital expenditures of $3.3 million, this left us with just over $15.9 million of free cash flow.  From an acquisition perspective, we are pursuing several opportunities and we intend to use our free cash flow and credit facility to fund these transactions.  However, until we close a deal we will continue to use our free cash flow to pay down debt and deleverage our balance sheet.”

Impact of Adoption of ASC 470-20

Effective January 1, 2009, NovaMed adopted ASC 470-20, Debt with Conversion and Other Options.  ASC 470-20 impacts the accounting treatment of our 1.0% convertible senior subordinated notes due June 15, 2012.  As required by ASC 470-20, prior period results are recast to conform with the new pronouncement.  As noted above, the adoption of ASC 470-20 added non-cash, imputed interest expense of $3,125,000 and $2,861,000 to the first nine months of 2009 and 2008, respectively.  We estimate that the adoption of ASC 470-20 will add approximately $4.2 million and $3.9 million of imputed interest expense to our 2009 and 2008 results of operations, respectively.  This will result in a reduction to net income of approximately $2.6 million ($0.11 per diluted share) and $2.4 million ($0.10 per diluted share) in 2009 and 2008, respectively.  However, the adoption of ASC 470-20 will not have an impact on our cash flows.

NovaMed operates, develops and acquires ambulatory surgery centers in partnership with physicians and holds majority ownership interests in 37 surgery centers located in 19 states.

As previously announced, NovaMed will hold a conference call to discuss this release at 10:00 a.m. Eastern Time on Thursday, October 29, 2009.  All interested parties can join the call by dialing (866) 202-4367 or (617) 213-8845 for international callers.  Please dial in 10 minutes prior to the call to secure a line and use the passcode: NOVAMED Q3 EARNINGS.  Investors can also listen to the call over the Internet by visiting www.earnings.com or NovaMed’s website at www.novamed.com.  For those who cannot listen to the live broadcast, a replay will be available at these sites through November 29, 2009.

NovaMed measures same-facility results using only those facilities that it has owned and operated for the entire current and prior year periods reported.  This press release contains forward-looking statements that relate to possible future events.  These statements are based on management’s current expectations and are subject to risks and uncertainties, which could cause our actual results to differ materially from those expressed or implied in this press release.  These risks and uncertainties include: the current economic recession and disruption in the financial markets; our current and future debt levels; our ability to access capital on a cost-effective basis to continue to successfully implement our growth strategy; reduced prices and reimbursement rates for surgical procedures; our ability to acquire, develop or manage a sufficient number of profitable surgical facilities; our ability to maintain successful relationships with the physicians who use our surgical facilities; our ability to grow and manage effectively our increasing number of surgical facilities; competition from other companies in the acquisition, development and operation of surgical facilities; and the application of existing or proposed government regulations, or the adoption of new laws and regulations, that could limit our business operations, require us to incur significant expenditures or limit our ability to relocate our facilities if necessary.  Readers are encouraged to review a more complete discussion of the factors affecting NovaMed’s business and prospects in its filings with the Securities and Exchange Commission, including the company’s 2008 Form 10-K filed on March 16, 2009.  Readers should not place undue reliance on any forward-looking statements.  Except as required by the federal securities laws, NovaMed undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changing circumstances or any other reason after the date of this press release.

# # #

CONTACT

Scott T. Macomber
Executive Vice President and Chief Financial Officer
(312) 664-4100
smacomber@novamed.com

Investor Relations:
Susan A. Noonan
S. A. Noonan Communications
(212) 966-3650
susan@sanoonan.com

NovaMed, Inc.
Unaudited Condensed Consolidated Statements of Operations
(In thousands, except per share data, ASCs operated and procedures performed)

	Three months ended September 30,		Nine months ended September 30,
	2009	2008 (1)	2009	2008 (1)
Net revenue:
Surgical facilities	$32,446	$29,680	$97,361	$86,167
Product sales and other	6,322	6,370	19,273	18,876
Total net revenue	38,768	36,050	116,634	105,043

Operating expenses:
Salaries, wages and benefits	11,849	10,808	35,707	31,773
Cost of sales and medical supplies	8,919	8,328	26,402	24,510
Selling, general and administrative	7,019	6,649	21,189	18,973
Depreciation and amortization	1,495	1,080	4,421	3,127
Total operating expenses	29,282	26,865	87,719	78,383

Operating income	9,486	9,185	28,915	26,660

Interest (income) expense, net	2,149	2,042	6,414	5,983
Other (income) expense, net	47	5	49	20
Income before income taxes	7,290	7,138	22,452	20,657
Income tax provision	1,191	1,150	3,653	3,310

Net income from continuing operations	6,099	5,988	18,799	17,347
Net loss from discontinued operations	-	(2)	-	(91)
Gain on disposal of discontinued operations	-	248	-	343

Net income	$6,099	$6,234	$18,799	$17,599

Net income attributable to noncontrolling interests	4,237	4,190	13,086	12,170
Net income attributable to NovaMed, Inc.	$1,862	$2,044	$5,713	$5,429

Amounts attributable to NovaMed, Inc.:
Net income from continuing operations	$1,862	$1,798	$5,713	$5,177
Net income from discontinued operations	-	246	-	252
Net income attributable to NovaMed, Inc.	$1,862	$2,044	$5,713	$5,429

Diluted earnings per common share attributable to NovaMed, Inc.:
Earnings from continuing operations	$0.08	$0.07	$0.25	$0.21
Earnings from discontinued operations	-	$0.01	-	$0.01
Net earnings	$0.08	$0.08	$0.25	$0.22
Shares used in computing diluted earnings per share	23,409	25,216	23,251	25,157

(1)	On January 1, 2009, NovaMed, Inc. adopted ASC 470-20 (formerly FSP APB 14-1). As required by ASC 470-20, prior period results have been recast to conform with the new pronouncement.

	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008
Selected Operating Data:

ASCs operated at end of period	37	35	37	35
Procedures performed during the period	39,545	36,656	119,100	103,691

Reconciliation of net income from continuing operations attributable to NovaMed, Inc. to EBITDA (1)(2)(3):
Net income from continuing operations attributable to NovaMed, Inc.	$1,862	$1,798	$5,713	$5,177
Add: income tax provision	1,191	1,150	3,653	3,310
Add: interest expense, net	2,149	2,042	6,414	5,983
Add: depreciation and amortization	1,495	1,080	4,421	3,127
Add: stock compensation expense	520	544	1,633	1,689
EBITDA	$7,217	$6,614	$21,834	$19,286

Reconciliation of net income from continuing operations attributable to NovaMed, Inc. to non-GAAP net income from continuing operations attributable to NovaMed, Inc. (1)(2)(4):
Net income from continuing operations attributable to NovaMed, Inc.	$1,862	$1,798	$5,713	$5,177
After-tax imputed interest expense required by ASC 470-20	656	601	1,906	1,745
Non-GAAP net income from continuing operations attributable to NovaMed, Inc.	$2,518	$2,399	$7,619	$6,922

Reconciliation of diluted earnings per common share from continuing operations attributable to NovaMed, Inc. to non-GAAP diluted earnings per common share from continuing operations attributable to NovaMed, Inc. (1)(2)(4):

Diluted earnings per common share from continuing operations attributable to NovaMed, Inc.	$0.08	$0.07	$0.25	$0.21
After-tax imputed interest expense required by ASC 470-20	0.03	0.02	0.08	$0.07
Non-GAAP diluted earnings per common share from continuing operations attributable to NovaMed, Inc. (5)	$0.11	$0.10	$0.33	$0.28

Computation of cash flow provided by operating activities per diluted share (2):
Cash flow provided by operating activities	$7,133	$6,196	$19,225	$16,998
Diluted shares outstanding	23,409	25,216	23,251	25,157
Cash flow provided by operating activities per diluted share	$0.30	$0.25	$0.83	$0.68

	September 30,	December 31,
Balance Sheet Data:	2009	2008 (1)

Cash and cash equivalents	$2,876	$4,875
Accounts receivable, net	20,300	20,329
Working capital	5,667	12,136
Total assets	248,928	251,421
Long-term debt	107,914	124,566
Total NovaMed, Inc. stockholders' equity	89,602	82,476
Noncontrolling interests	14,495	15,282

Statement of CashFlow Data:	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008
Cash flow provided by operating activities	$7,133	$6,196	$19,225	$16,998
Cash flow used in investing activities	$(1,467)	$(12,292)	$(3,733)	$(16,106)
Cash flow used in financing activities	$(5,786)	$(3,962)	$(17,491)	$(2,427)

Notes:

(1)	As required by ASC 470-20, prior period results have been recast to conform with the new pronouncement.

(2)
NovaMed uses certain non-GAAP financial measures which are adjusted from the most directly comparable GAAP financial measures as shown in the reconciliations provided in this press release.  NovaMed believes that providing these non-GAAP financial measures, in addition to the GAAP financial results, is useful to investors for the reasons noted below.  There are limitations in using non-GAAP financial measures because they are not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies.  In addition, non-GAAP financial measures may be limited in value because they exclude certain items that may have a material impact upon NovaMed's reported financial results.  The non-GAAP financial measures supplement, and should be viewed in conjunction with, GAAP financial measures. Investors should review the reconciliations of the non-GAAP financial measures to their most directly comparable GAAP financial measures as provided in this press release.

(3)
NovaMed defines EBITDA as earnings before interest, income taxes, depreciation and amortization, and stock compensation expense.  EBITDA is a non-GAAP financial measure used by management, the health care industry and the financial community to evaluate company performance, allocate resources and measure leverage and debt service capacity.  Other companies may calculate EBITDA differently than NovaMed, limiting its usefulness as a comparative measure.

(4)
NovaMed adopted ASC 470-20 effective January 1, 2009.  This new accounting rule resulted in the addition of $656,000 and $601,000 in non-cash, after-tax interest expense for the three months ending September 30, 2009 and 2008, respectively and $1,906,000 and $1,745,000 in non-cash, after-tax interest expense for the nine months ending September 30, 2009 and 2008, respectively.  NovaMed is providing this non-GAAP financial measure to highlight to the long-term readers of its financial statements the cause of the significant reduction in its earnings from what was reported in prior years.

(5)	Discrepancies between the totals and the sums of the amounts listed are due to rounding.